Exhibit 99.1

Proofpoint Announces Second Quarter 2012 Financial Results

•                        Total revenue of $25.9 million, up 30% year-over year

•                        Subscription revenue of $24.7 million, up 40% year-over-year

•                        Billings of $26.3 million, up 22% year-over-year

•                        GAAP EPS loss of $0.21; Non GAAP EPS loss of $0.08

•                        Operating cash flow of $0.9 million during the second quarter

SUNNYVALE, Calif., – August 7, 2012 – Proofpoint, Inc. (NASDAQ: PFPT), a leading provider of security-as-a-service solutions, today announced financial results for the second quarter ended June 30, 2012.

“We are very pleased with our performance during the second quarter as demand for our integrated Security-as-a-Service platform remains robust and our high win rates continue to drive new customer momentum,” stated Gary Steele, chief executive officer of Proofpoint. “Our ability to execute our growth strategy is being driven by a combination of new customer acquisition, expansion with our existing customers and traction with our strategic partners.”

Steele continued, “We remain focused on investing additional resources to expand and enhance our sales organization. In addition, we are committed to further strengthen our research and development capabilities to drive innovation and market share gains evidenced by our recent launch of Proofpoint Targeted Attack Protection.  Looking forward, we believe we are well positioned to maintain momentum during the second half of the year.”

Second Quarter 2012 Financial Highlights

•                  Revenue: Total revenue for the second quarter of 2012 was $25.9 million, an increase of 30% compared to $19.9 million in the prior-year period. Within total revenue, subscription revenue was $24.7 million, an increase of 40% on a year-over-year basis.  Hardware and services revenue contributed the remaining $1.2 million of total revenue for the second quarter of 2012.

•                  Billings: Total billings were $26.3 million for the second quarter of 2012, an increase of 22% compared to the second quarter of 2011. The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the change in deferred revenue from the beginning to the end of the period.

•                  Gross Profit: GAAP gross profit for the second quarter was $17.6 million compared to $12.5 million for the second quarter of 2011. Non-GAAP gross profit for the quarter was $18.7 million compared to $13.6 million in the year ago period.  Non-GAAP gross margin was 72% for the second quarter of 2012, compared to 68% during the same period last year.

•                  Operating Loss: GAAP operating loss for the second quarter was $5.1 million compared to a loss of $4.3 million during the second quarter last year.  Non-GAAP operating loss for second quarter of 2012 was $2.0 million, compared to a loss of $2.1 million during the same period last year.

•                  Net Loss: GAAP net loss for the second quarter was $5.5 million or $0.21 per share based on 26.2 million weighted average diluted shares outstanding.  This compares to a GAAP net loss of $4.3 million or $1.10 per share based on 3.9 million weighted average diluted shares outstanding in the prior-year period.

Non-GAAP net loss for the second quarter of 2012 was $2.4 million or $0.08 per share based on 30.3 million weighted average diluted shares outstanding, which assumes the company was public for the full year.  This compares to a loss of $2.1 million or $0.09 per share based on 23.5 million weighted average diluted shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2012 was negative $0.9 million compared to negative $1.3 million for the second quarter of 2011.

•                  Cash and Cash Flow: As of June 30, 2012, Proofpoint had cash, cash equivalents and short term investments of $81.4 million, compared to $13.2 million as of March 31, 2012.  The increase is primarily due to Proofpoint’s initial public offering on April 19, 2012, which generated net proceeds of approximately $70 million and includes a partial exercise of the underwriters’ over-allotment option.

The company generated $0.9 million in net cash from operations and invested $1.2 million in capital expenditures during the second quarter of 2012.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Second Quarter and Recent Business Highlights:

•                  Launched Proofpoint Targeted Attack Protection™, a new cloud-based security solution uniquely architected to protect against spear phishing and other malicious target attacks. The solution deploys an array of advanced technologies including big data analysis techniques, URL interception, and malware analysis to provide unprecedented protection.

•                  Proofpoint Targeted Attack Protection™ was selected as a finalist for the Microsoft Best of TechEd Awards due its unique architecture and ability to protect against spear phishing and other malicious attacks.

•                  Won the CSO New Technology Demo award, which recognized the Proofpoint Enterprise Governance solution demonstration as one of the best at the CSO Security Confab Conference.  The Proofpoint Enterprise Governance solution allows organizations to easily track, classify, apply policies and monitor unstructured information across the enterprise using patented Digital Thread technology.

“Our execution was strong during the second quarter, as evidenced by our ability to exceed expectations from a revenue, billings and cash flow perspective,” stated Paul Auvil, chief financial officer of Proofpoint.  “The growth was a result of the 40% increase in our subscription revenue, which accounted for over 95% of total revenue during the quarter.  The combination of our strong balance sheet and ability to generate cash from operations positions the company to maintain its momentum and grow market share globally.”

Financial Outlook

As of August 7, 2012 Proofpoint is providing guidance for its third quarter and full year 2012 as follows:

•                  Third Quarter 2012 Guidance: Total revenue is expected to be in the range of $26.1 million to $26.5 million. Billings is expected to be in the range of $28.2 million to $28.6 million. Adjusted EBITDA loss is expected to be in the range of $1.9 million to $2.2 million. Non-GAAP EPS loss is expected to be in the range of $0.09 and $0.11 based on 31.8 million weighted average diluted shares outstanding.

•                  Full Year 2012 Guidance: Total revenue is expected to be in the range of $103.5 million to $104.5 million. Billings is expected to be in the range of $111.0 million to $112.0 million. Adjusted EBITDA loss is expected to be in the range of $5.8 million and $6.1 million. Non-GAAP EPS loss is expected to be in the range of $0.38 and $0.39 based on 29.8 million weighted average diluted shares outstanding, which assumes the company was public for the full year.  Free cash flow, defined as operating cash flow less capital expenditure, is expected to be in the range of negative $0.6 million to $1.0 million, which assumes capital expenditures of approximately $7.0 million.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the companys financial results for the second quarter ended June 30, 2012. To access this call, dial 888.466.4447 for the U.S. and Canada or 719.457.1509 for international callers with conference ID #4700673. A live webcast of the conference call will be accessible from the investor’s page of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com. An audio replay of this conference call will also be available through August 21, 2012, by dialing 877.870.5176 for the U.S. and Canada or 858.384.5517 for international callers and entering passcode #4700673.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading security-as-a-service provider that focuses on cloud-based solutions for threat protection, compliance, archiving & governance and secure communications. Organizations around the world depend on Proofpoint’s expertise, patented technologies and on-demand delivery system to protect against phishing, malware and spam, safeguard privacy, encrypt sensitive information, and archive and govern messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint, Proofpoint Enterprise Governance, Proofpoint Enterprise Privacy and Digital Thread are trademarks or registered trademarks of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the momentum in the company’s business, future growth and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: the effect of general economic conditions; specific economic risks in different geographies and among different industries; failure to maintain or increase renewals and increased business from existing customers; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new product introductions and innovation; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make Proofpoint’s products and services less competitive; risks associated with the adoption of, and demand for, the Security-as-a-Service model in general and by specific industries; risks related to integrating the employees, customers and technologies of acquired businesses; and the other risk factors set forth from time to time in our filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit. We define non-GAAP gross profit as GAAP gross profit plus stock-based compensation expense and the amortization of intangibles associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit versus gross profit calculated in accordance with GAAP. Non-GAAP gross profit excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and evaluating non-GAAP gross profit together with gross profit calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss plus stock-based compensation expense and the amortization of intangibles associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. Non-GAAP operating loss excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss plus stock-based compensation expense and the amortization of intangibles associated with acquisitions. We consider this non-GAAP financial measure to be useful metrics for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles associated with acquisitions. We used a 4% percent effective tax rate to calculate non-GAAP net loss for the second quarter of 2012 and for the second quarter of 2011. We believe that a 4-8% effective tax rate range is a reasonable estimates of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period.  We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP.  Billings include amounts that have not yet been recognized as revenue.  We may also calculate billings in a manner that is different from peer companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition-related expense, other income, and other expense. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measures of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measures, including that other companies may calculate these measures differently than we do, that they do not reflect our capital expenditures or future requirements for capital expenditures and that they do not reflect changes in, or cash requirements for, our working capital.

Free Cash Flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our reports filed with the Securities and Exchange Commission.

Proofpoint, Inc.

Condensed Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Subscription	$24,750	$17,663	$48,019	$33,740
Hardware and services	1,193	2,217	2,543	4,921
Total revenue	25,943	19,880	50,562	38,661
Cost of revenue:(1)(2)
Subscription	7,236	5,801	14,447	11,617
Hardware and services	1,134	1,530	2,303	3,113
Total cost of revenue	8,370	7,331	16,750	14,730
Gross profit	17,573	12,549	33,812	23,931
Operating expense:(1)(2)
Research and development	6,224	4,881	12,105	9,822
Sales and marketing	13,450	9,846	25,625	19,291
General and administrative	2,964	2,092	5,730	4,140
Total operating expense	22,638	16,819	43,460	33,253
Operating loss	(5,065)	(4,270)	(9,648)	(9,322)
Interest expense, net	(43)	(112)	(103)	(188)
Other income (expense), net	(178)	94	(209)	243
Loss before provision for income taxes	(5,286)	(4,288)	(9,960)	(9,267)
Provision for income taxes	(232)	(30)	(311)	(136)
Net loss	$(5,518)	$(4,318)	$(10,271)	$(9,403)
Net loss per share, basic and diluted	$(0.21)	$(1.10)	$(0.65)	$(2.43)
Weighted average shares outstanding, basic and diluted	26,195	3,909	15,907	3,871

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$109	$107	$238	$205
Cost of hardware and services revenue	15	6	26	13
Research and development	485	283	907	561
Sales and marketing	820	478	1,471	907
General and administrative	506	239	794	484
Total stock-based compensation expense	$1,935	$1,113	$3,436	$2,170
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$1,019	$935	$2,119	$1,860
Research and development	7	—	15	—
Sales and marketing	146	141	317	484
Total intangible amortization expense	$1,172	$1,076	$2,451	$2,344

Proofpoint, Inc.

Condensed Consolidated Balance Sheets

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$46,157	$9,767
Short-term investments	35,197	2,947
Accounts receivable, net	12,237	15,789
Inventory	506	729
Deferred product costs, current	1,526	1,803
Prepaid expenses and other current assets	2,867	2,556
Total current assets	98,490	33,591
Property and equipment, net	7,472	7,353
Deferred product costs, noncurrent	495	987
Goodwill	18,557	18,557
Intangible assets, net	3,738	6,189
Other noncurrent assets	249	1,275
Total assets	$129,001	$67,952
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,121	$3,504
Accrued liabilities	9,623	10,061
Notes payable and lease obligations	1,650	467
Deferred rent	512	517
Deferred revenue	54,184	52,836
Total current liabilities	68,090	67,385
Notes payable and lease obligations, noncurrent	3,147	4,514
Other long term liabilities, noncurrent	252	85
Deferred revenue, noncurrent	21,722	23,404
Total liabilities	93,211	95,388

Convertible preferred stock, $0.0001 par value; no shares authorized, issued and outstanding as of June 30, 2012 and 39,424 shares authorized, 38,942 shares issued and outstanding at December 31, 2011, net of issuance costs and liquidation preference of $110,338	—	109,911
Stockholders’ deficit
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued and outstanding at June 30, 2012; no shares authorized, issued and outstanding at December 31, 2011	—	—
Common stock, $0.0001 par value; 200,000 and 71,400 shares authorized at June 30, 2012 and December 31, 2011, respectively; 31,795 and 4,961 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	4	1
Additional paid-in capital	208,188	24,773
Accumulated other comprehensive loss	(12)	(3)
Accumulated deficit	(172,390)	(162,118)
Total stockholders’ deficit	35,790	(137,347)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$129,001	$67,952

Proofpoint, Inc.

Condensed Consolidated Statements of Cash Flows

(On a GAAP basis)

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net loss	$(10,271)	$(9,403)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	4,499	3,788
Stock-based compensation	3,436	2,170
Change in fair value of warranty liability	—	(66)
Change in fair value of contingent earn-outs	—	161
Changes in assets and liabilities:
Accounts receivable	3,552	1,014
Inventory	223	(60)
Deferred products costs	768	1,706
Prepaid expenses and other current assets	(311)	(509)
Noncurrent assets	59	166
Accounts payable	(1,296)	374
Accrued liabilities	790	(964)
Deferred rent	(5)	177
Deferred revenue	(334)	2,069
Net cash provided by operating activities	1,110	623
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	2,939	411
Purchase of short term investments	(35,198)	(5,081)
Acquisitions of business (net of cash acquired)	—	(2,136)
Purchase of property and equipment, net	(2,443)	(160)
Net cash used in investing activities	(34,702)	(6,966)
Cash flows from financing activities
Proceeds from issuance of common stock, net of repurchases	1,761	418
Proceeds from initial public offering, net of offering costs	68,405	—
Proceeds of equipment financing loans	—	1,728
Repayments of equipment financing loans	(184)	(138)
Net cash provided by financing activities	69,982	2,008
Net increase (decrease) in cash and cash equivalents	36,390	(4,335)
Cash and cash equivalents
Beginning of period	9,767	12,087
End of period	$46,157	$7,752

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

GAAP gross profit	$17,573	$12,549	$33,812	$23,931
Plus Adjustments:
Stock-based compensation expense	124	113	264	218
Intangible amortization expense	1,019	935	2,119	1,860
Non-GAAP gross profit	18,716	13,597	36,195	26,009

GAAP operating loss	(5,065)	(4,270)	(9,648)	(9,322)
Plus:
Stock-based compensation expense	1,935	1,113	3,436	2,170
Intangible amortization expense	1,172	1,076	2,451	2,344
Non-recurring acquisition expense	—	28	3	28
Non-GAAP operating loss	(1,958)	(2,053)	(3,758)	(4,780)

GAAP net loss	(5,518)	(4,318)	(10,271)	(9,403)
Plus:
Stock-based compensation expense	1,935	1,113	3,436	2,170
Intangible amortization expense	1,172	1,076	2,451	2,344
Non-recurring acquisition expense	—	28	3	28
Non-GAAP net loss	$(2,411)	$(2,101)	$(4,381)	$(4,861)

Weighted average shares outstanding, basic and diluted	26,195	3,909	15,907	3,871
Plus:
Additional weighted average shares giving effect to initial public offering and conversion of convertible preferred stock at the beginning of the period	4,094	19,567	11,834	19,567

Shares used in computing Non-GAAP net loss per share, basic and diluted	30,289	23,476	27,741	23,438

Non-GAAP net loss, basic and diluted	$(0.08)	$(0.09)	$(0.16)	$(0.21)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net loss	$(5,518)	$(4,318)	$(10,271)	$(9,403)
Depreciation	1,032	757	2,048	1,444
Amortization of Intangible Assets	1,172	1,076	2,451	2,344
Interest expense, net	43	112	103	188
Provision for Income Taxes	232	30	311	136
EBITDA	$(3,039)	$(2,343)	$(5,358)	$(5,291)

Stock Based Compensation	$1,935	$1,113	$3,436	$2,170
Acquisition Related Expenses	—	28	3	28
Other Income	(10)	(78)	(11)	(138)
Other Expense	189	(16)	220	(105)
Adjusted EBITDA	$(925)	$(1,296)	$(1,710)	$(3,336)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Total Revenue	$25,943	$19,880	$50,562	$38,661

Deferred Revenue
Ending	75,906	71,170	75,906	71,170
Beginning	75,503	69,472	76,240	69,101
Net Change	403	1,698	(334)	2,069

Billings	$26,346	$21,578	$50,228	$40,730

MEDIA CONTACT:	INVESTOR CONTACT:
ORLANDO DE BRUCE	SETH POTTER
PROOFPOINT, INC.	ICR FOR PROOFPOINT, INC.
408-338-6870	646-277-1230
ODEBRUCE@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM